SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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Filed by a Party other than the Registrant [   ]

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

REPROS THERAPEUTICS INC.
(Name of Registrant as Specified In Its Charter)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Repros Therapeutics Inc.
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380

October ___, 2009

TO OUR STOCKHOLDERS:

You are cordially invited to attend our special meeting of stockholders to be held on November 17, 2009, at 8:00 a.m., Central Standard Time, at the Company’s corporate offices located at 2408 Timberloch Place, Suite B-7, The Woodlands, Texas.  A notice of the special meeting, proxy statement and form of proxy are enclosed with this letter.

We encourage you to read the notice of the special meeting and proxy statement so that you may be informed about the business to come before the meeting.  Your participation in our business is important, regardless of the number of shares that you hold.  To ensure your representation at the meeting, please promptly sign and return the accompanying proxy card in the postage-paid envelope.  We urge you to vote regardless of whether you expect to attend the special meeting so that we may ensure that a quorum is present.

We look forward to seeing you on November 17, 2009.

Sincerely, /s/ Joseph S. Podolski Joseph S. Podolski Chief Executive Officer

NOTICE OF SPECIAL MEETING OF
STOCKHOLDERS
TO BE HELD NOVEMBER 17, 2009

To our stockholders:

Notice is hereby given that a special meeting of stockholders of Repros Therapeutics Inc. will be held on November 17, 2009, at 8:00 a.m., Central Standard Time, at the Company’s corporate offices located at 2408 Timberloch Place, Suite B-7, The Woodlands, Texas, to consider and vote on a proposal to amend our Restated Certificate of Incorporation, as amended, to increase the number of shares of our common stock authorized for issuance from 30,000,000 shares to 75,000,000 shares.

Only stockholders of record at the close of business on September 28, 2009 will be entitled to notice of and to vote at the special meeting.

It is important that your shares be represented at the special meeting regardless of whether you plan to attend. THEREFORE, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE.  If you are present at the special meeting, and wish to do so, you may revoke the proxy and vote in person.  In order to be able to have your vote counted at the special meeting, you need to have written documentation that you are a record holder or, if you own your shares through a brokerage or other type account, written documentation from the account holder that you are the beneficial owner of the shares you are voting.

By Order of the Board of Directors, /s/ Paul Lammers Paul Lammers Secretary

The Woodlands, Texas
October ___, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on November 17, 2009

This Proxy Statement and Form of Proxy Are Available At:
www.reprosrx.net/ProxyDocuments

Repros Therapeutics Inc.
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS

To Be Held November 17, 2009

SOLICITATION AND REVOCABILITY OF PROXIES

Our board of directors is soliciting your proxy to be voted at a special meeting of stockholders to be held on November 17, 2009, at 8:00 a.m., Central Standard Time, at the Company’s corporate offices located at 2408 Timberloch Place, Suite B-7, The Woodlands, Texas, for the purposes set forth in the accompanying notice of special meeting of stockholders, and at any adjournment(s) of the special meeting.  If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the special meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted in favor of the proposals described in this proxy statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the special meeting.  Our board of directors is not currently aware of any such other matters.

Each of our stockholders has the unconditional right to revoke his or her proxy at any time prior to its exercise, either in person at the special meeting or by written notice to our Secretary at Repros Therapeutics Inc., 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380.  No revocation by written notice will be effective unless such notice has been received by our Secretary prior to the day of the special meeting or by the inspector of election at the special meeting.  If you are present at the special meeting, in order to be able to have your vote counted at the special meeting and thus, to revoke your prior valid vote, you need to have written documentation that you are a record holder or, if you own your shares through a brokerage or other type account, written documentation from the holder of record that you are the beneficial owner of the shares you are voting.

Our principal executive offices are located at 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380.  This proxy statement and the accompanying notice of special meeting of stockholders and proxy are being mailed to our stockholders on or about October ___, 2009.

We have retained Morrow & Co., LLC, a proxy solicitor, to solicit proxies by mail, in person or by telephone, at a total cost of $3,000.  In addition to the solicitation of proxies by use of this proxy statement, our directors, officers and employees may solicit the return of proxies by mail, personal interview, telephone or the internet.  Our officers and employees will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred.  Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

We will bear all costs of preparing, printing, assembling and mailing the notice of special meeting of stockholders, this proxy statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

PURPOSES OF THE MEETING

At the special meeting, our stockholders will be asked to consider and act on the following matters:

1.
Amending our Restated Certificate of Incorporation, as amended, to increase the number of shares of our common stock authorized for issuance from 30,000,000 shares to 75,000,000 shares and, as a result, increase the total number of authorized shares from 35,000,000 to 80,000,000; and

2.	Acting on such other business as may properly come before the special meeting or any adjournments thereof.

QUORUM AND VOTING

The close of business on September 28, 2009 has been fixed as the record date for the determination of stockholders entitled to vote at the special meeting and any adjournment(s) thereof.  As of the record date, we had 16,677,404 shares of common stock issued and outstanding.

Each stockholder of record of common stock will be entitled to one vote per share on each matter that is called to vote at the special meeting.  Shares of common stock may not be voted cumulatively.

The presence, either in person or by proxy, of holders of shares representing a majority of the common stock entitled to be cast at the special meeting is necessary to constitute a quorum at the special meeting.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  Broker non-votes occur when a broker or other nominee does not have discretionary authority to vote the shares with respect to a particular matter and has not received voting instructions from the beneficial owner with respect to that matter.

The increase in our authorized shares will be decided by the vote of the holders of a majority of our shares outstanding.  Shares represented at the meeting but that abstain with respect to these proposals will be considered in determining whether the requisite number of affirmative votes are cast on such matter.  Accordingly, such abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be treated as shares represented at the meeting and entitled to vote for purposes of these proposals, and therefore will have no effect.

All proxies that are properly completed, signed and returned prior to the special meeting will be voted.  Any proxy given by a stockholder may be revoked at any time before it is exercised by the stockholder by (i) filing with our Secretary an instrument revoking it, (ii) executing and returning a proxy bearing a later date or (iii) attending the special meeting and expressing a desire to vote his or her shares of common stock in person.  If you wish to vote in person at the meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting.  Votes will be counted by Computershare Trust Company, N.A., our transfer agent and registrar.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of our common stock as of September 28, 2009 by:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock;

•	each current director;

•	each executive officer named in the Summary Compensation Table under the heading “Executive Compensation” included in the proxy statement for our 2009 annual meeting held in May 2009; and

•	all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percentage of Class(2)

Efficacy Biotech Master Fund Ltd. 11622 El Camino Real, Suite 100 San Diego, California 92130	4,292,136	(3)	25.7%

Enable Growth Partners, L.P. One Ferry Building, Suite 255 San Francisco, California 94111	1,500,000	(4)	9.0%

Growth Equity Opportunities Fund, LLC 1119 St. Paul Street Baltimore, Maryland 21202	1,000,000	(5)	6.0%

BAM Opportunity Fund, L.P. 44 Wall Street, Suite 1603 New York, New York 10005	917,000	(6)	5.5%

Daniel F. Cain	67,000	(7)	*

Jean L. Fourcroy, M.D., Ph.D., M.P.H.	65,600	(7)	*

Paul Lammers, M.D., M.Sc.	37,503	(8)	*

Mark Lappe	4,305,468	(9)	25.8%

Nola E. Masterson	61,000	(10)	*

Joseph S. Podolski	548,767	(11)	3.2%

Louis Ploth	295,548	(12)	1.8%

John C. Reed, M.D., Ph.D.	17,178	(13)	*

Andre van As, Ph.D.	73,743	(14)	*

Ronald Wiehle, Ph.D.	213,175	(15)	1.3%

All directors and executive officers as a group (10 persons)	5,684,982	(7)-(15)	33.9%

*	Does not exceed 1%.

(1)	Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by such persons.

(2)	In accordance with SEC rules, each beneficial owner’s percentage ownership assumes the exercise of all options held by such person that are exercisable within 60 days after September 28, 2009.

(3)
Based solely on information contained in a Schedule 13D/A dated November 3, 2008 and a Form 4 dated November 4, 2008, Efficacy Biotech Master Fund Ltd. shares voting and dispositive power with respect to all of the shares listed above with (i) Efficacy Capital Ltd. ("Efficacy") which acts as investment adviser with investment discretion on behalf of Efficacy Biotech Master Fund and (ii) Mark Lappe and Jon Faiz Kayyem, who are managing partners of Efficacy Capital.  In addition, Efficacy Biotech Fund, L.P. and Efficacy Biotech Fund Limited each have an indirect interest in all of the shares as a result of their ownership interests in Efficacy Biotech Master Fund.

We are parties to a standstill agreement with Efficacy, whereby Efficacy, among other things, agrees that it will not (i) acquire shares of our common stock that would result in its aggregate beneficial ownership exceeding 40% of our outstanding shares of common stock or (ii) vote shares of our common stock in any manner other than in accordance with the recommendations of a majority of our board of directors who are not also officers or employees and not the directors designated by Efficacy, or, if no such recommendation is made, in the same proportion as the votes cast by other holders of our common stock. The standstill agreement terminates upon the earlier to occur of (i) the date on which Efficacy beneficially owns less than 15% of the then outstanding shares of our common stock, (ii) a change of control of our company, (iii) the execution of a definitive agreement by us that, if consummated, would result in a change of control, or (iv) our written consent releasing Efficacy from the standstill agreement (the “Standstill Period”). During the Standstill Period, we agree to appoint two designees of Efficacy to serve on our board of directors. Our board of directors appointed Mark Lappe and John C. Reed, M.D., Ph.D. to serve as such designees effective September 29, 2008. We have amended our Rights Agreement to reflect the terms of the standstill agreement.

(4)
Based solely on information contained in a Schedule 13G dated September 11, 2009, Enable Growth Partners, L.P. (“EGP”) shares voting and dispositive power with respect to all of the shares listed above with (i) Enable Capital Management, LLC ("ECM"), which is the sole general partner and investment manager of EGP and (ii) Mitchell S. Levine, who is managing member and majority owner of ECM (“Levine”).  EGP is the record owner of the shares listed above.  As the general partner and investment manager of EGP, ECM may be deemed to own beneficially the shares listed above.  As the managing member and majority owner of ECM, Levine may also be deemed to own beneficially the shares listed above.

(5)
Based solely on information contained in a Schedule 13G dated March 27, 2009, Growth Equity Opportunities Fund, LLC ("GEO") shares voting and dispositive power with respect to all of the shares listed above with (i) New Enterprise Associates 12, Limited Partnership (“NEA 12”), which is the sole member of GEO, NEA Partners 12, Limited Partnership (“NEA Partners 12”), which is the general partner of NEA 12, NEA 12 GP, LLC (“NEA 12 GP”), which is the general partner of NEA Partners 12 and (ii) Michael James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna Kolluri, C. Richard Kramlich, Charles M. Linehan, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III (collectively, the “Managers”).  GEO is the record owner of the shares listed above.  As the sole member of GEO, NEA 12 may be deemed to own beneficially the shares listed above.  As the general partner of NEA 12, NEA Partners 12 may also be deemed to own beneficially the shares listed above.  As the general partner of NEA Partners 12, NEA 12 GP likewise may be deemed to own beneficially the shares listed above.  As the individual Managers of NEA 12 GP, each of the Managers also may be deemed to own beneficially the shares listed above.

(6)
Based solely on information contained in a Schedule 13G dated July 7, 2009, BAM Opportunity Fund, L.P. (“Opportunity”) shares voting and dispositive power with respect to all of the shares listed above with (i) BAM Capital, LLC (“Capital”), which is the general partner of Opportunity, (ii) BAM Management, LLC (“Management”), which is the investment manager of Opportunity and (ii) Hal Mintz and Ross Berman, each of whom serves as a managing member of each of Capital and Management (collectively, the “Managers”).  Opportunity is the record owner of the shares listed above.  As the general partner of Opportunity, Capital may also be deemed to own beneficially the shares listed above.  As the investment manager of Opportunity, Management likewise may be deemed to own beneficially the shares listed above.  As the managing members of each of Capital and Management, each of the Managers also may be deemed to own beneficially the shares listed above.

(7)	Includes 65,000 shares of common stock issuable upon exercise of options.

(8)	Includes 37,503 shares issuable upon exercise of options.

(9)
Includes all of the shares of common stock listed above under the entry for Efficacy Capital, Ltd. and described in footnote (3) above, for which Mr. Lappe acts as a managing partner and 13,332 shares of common stock issuable upon exercise of options.

(10)	Includes 60,000 shares of common stock issuable upon exercise of options.

(11)
Includes (i) 300 shares of common stock which are held by certain of Mr. Podolski’s family members and (ii) 429,486 shares of common stock issuable upon the exercise of options.  Mr. Podolski disclaims beneficial ownership of the shares owned by his family members.

(12)	Includes 254,531 shares of common stock issuable upon exercise of options. Effective August 31, 2009, Mr. Ploth is no longer serving as an executive officer of the Company.

(13)	Includes 13,332 shares of common stock issuable upon exercise of options.

(14)	Includes (i) 410 shares of common stock which are held by Dr. van As’ wife and (ii) 63,333 shares of common stock issuable upon exercise of options.

(15)	Includes 191,159 shares of common stock issuable upon exercise of options.

PROPOSAL NUMBER 1:
APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF
INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES

Summary

We are asking our stockholders to approve the amendment of our Restated Certificate of Incorporation, as amended, to increase the number of shares of our common stock authorized for issuance from 30,000,000 shares to 75,000,000 shares, and, as a result, increase the total number of authorized shares from 35,000,000 to 80,000,000.  The number of authorized shares of preferred stock will remain at 5,000,000.  The Board unanimously approved the Certificate of Amendment to the Restated Certificate of Incorporation, as amended, in substantially the formed attached hereto as Exhibit A (the “Amendment”), declared it to be advisable and hereby seeks approval of the Amendment by the Company’s stockholders.

Purpose of the Amendment

The purpose of the Amendment is to increase the total number of authorized shares of our common stock from 30,000,000 shares to 75,000,000 shares.  The additional authorized shares are necessary to ensure that there are sufficient authorized shares remaining for issuance for the Company’s business and financial purposes.

On September 11, 2009, we completed the sale of an aggregate of 1,500,000 shares of our common stock for $0.65 per share for an aggregate purchase price of $975,000 (the “Equity Offering”).  After the completion of the Equity Offering and taking into account shares of our common stock reserved for issuance under our employee incentive plans, we have approximately 9,850,787 authorized shares remaining available for issuance for the Company’s business and financial purposes.

We recently announced that our currently available cash and cash equivalents is not adequate to meet our accounts payable and accrued expenses.  Therefore, we are currently in negotiations with our vendors to attempt to reduce amounts owed to them and to issue such vendors registered and unregistered shares of our common stock in lieu of a portion of such amounts owed. Additionally, based on our existing and projected accounts payable and commitments, we believe we do not have sufficient cash to continue normal operations and need to raise additional capital in order to continue our business activity for the near term.

We believe it is essential to have enough authorized shares available to provide us with flexibility to conduct future equity offerings when the Board determines that such equity offering is necessary or appropriate. In addition to capital raising activities, we may also need additional shares for other activities, including but not limited to, stock splits, acquiring other companies, businesses or products in exchange for shares of our common stock and other transactions and corporate purposes that our Board deems are in our best interests.

The additional authorized shares would enable the Company to act quickly in response to opportunities that may arise for these types of transactions, in most cases without the necessity of obtaining further stockholder approval and holding a special stockholders’ meeting before such issuance(s) could proceed, except as provided under Delaware law or under Nasdaq Marketplace Rules.  If these shares are not available at the optimum time determined by the Board, any potential offerings could be unduly delayed and could jeopardize the Board's ability to successfully complete such future offering, which could have a negative impact on the value of our shares.

We have no immediate plans, arrangements or understandings regarding the additional shares that would be authorized pursuant to this proposal. However, we review and evaluate potential capital raising activities, transactions and other corporate actions on an on-going basis to determine if such actions would be in our best interests and our stockholders' best interests.

As stated in our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on August 17, 2009 (“Latest Form 10-Q”), we had cash and cash equivalents of approximately $2.7 million, and accounts payable and accrued expenses significantly higher than $7.5 million, as of August 14, 2009.  Even if all of our creditors were to accept shares of our common stock in settlement of our outstanding debts, we would still need to raise additional capital in order to continue our operations beyond the end of the year.  We are in discussions with investment bankers regarding the terms of such an equity financing at this time; however, no prediction can be made at this time over whether such financing will be sufficient to enable us to maintain our listing on the Nasdaq Global Market, to maintain our license rights to Proellex® under our Exclusive License Agreement, as amended, with the National Institutes of Health dated April 16, 1999, or provide sufficient funds to allow us to continue our operations.  Should we be unable to resolve our outstanding debts with our creditors or raise additional capital in sufficient amounts, we may be forced to file for bankruptcy protection.  Please refer to our Latest Form 10-Q.

Possible Effects of the Amendment

Upon issuance, the additional shares of authorized common stock would have rights identical to the currently outstanding shares of common stock. Adoption of the Amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders.  However, to the extent that the additional authorized shares of common stock are issued in the future, they may decrease existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the voting rights of existing stockholders and have a negative effect on the market price of our common stock.

As previously discussed, we could also use the additional shares of common stock for potential strategic transactions including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments, although we have no present plans to do so. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect our business or the trading price of our common stock. Any such transactions may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect our business and financial results.

If this amendment to increase the authorized number of shares of common stock is approved by the stockholders, it will become effective when we file the Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

Recommendation of the Board of Directors

The board of directors recommends that stockholders vote “FOR” the proposal to amend our Restated Certificate of Incorporation, as amended, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

PROPOSALS OF STOCKHOLDERS

Proposals of stockholders to be presented at our next annual meeting of stockholders to be held in 2010 must be received at the office of our Secretary no later than December 14, 2009 in order to be included in our proxy statement and form of proxy relating to that meeting.

Pursuant to our bylaws, a stockholder that intends to present business at our next annual meeting of stockholders to be held in 2010 and has not submitted such proposal by the date set forth above must notify our Secretary by March 31, 2010. If such notice is received after March 31, 2010 then the notice will be considered untimely, and we will not be required to present such business at the 2010 special meeting.

All proposals must comply with applicable SEC regulations and our bylaws as amended to date.

By Order of the Board of Directors, /s/ Paul Lammers Paul Lammers Secretary

October ____, 2009
The Woodlands, Texas

EXHIBIT A

CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION
OF REPROS THERAPEUTICS INC.

The following is the text of the Certificate of Amendment as approved by the Board of Directors of Repros Therapeutics Inc.:

Article IV.A of the Restated Certificate of Incorporation is hereby amended to increase the number of shares of common stock authorized so that it shall henceforth read in its entirety as follows:

"A. Classes of Stock

The total number of shares of all classes of capital stock that the Corporation shall be authorized to issue is 80,000,000 shares, divided into the following:  (i) 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"), and (ii) 75,000,000 shares of common stock, par value $.001 per share ("Common Stock")."

PROXY –REPROS THERAPEUTICS INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph S. Podolski and Paul Lammers or their designees as proxies to represent the undersigned at the Special Meeting of Stockholders to be held at the Company's offices at 2408 Timberloch Place, Suite B-7, The Woodlands, Texas, on November 17, 2009, at 8:00 a.m. Central Standard Time, and any adjournments thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated below.

The shares of stock represented by this proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR the proposal to amend the Company's Restated Certificate of Incorporation, as amended, to increase the number of shares of the Company's common stock authorized for issuance from 30,000,000 shares to 75,000,000 shares.

Please vote, sign, date and return this proxy card promptly using the enclosed envelope.

(Continued and to be voted on reverse side.)

REPROS THERAPEUTICS INC.

☐	Mark this box with an X if you have made changes to your name or address details above.

SPECIAL MEETING PROXY CARD

A.	PROPOSAL

The Board of Directors recommends a vote FOR the proposal to approve the amendment to the Company's Restated Certificate of Incorporation, as amended, to increase the number of shares of the Company's common stock authorized for issuance from 30,000,000 shares to 75,000,000 shares, and, as a result, to increase the total number of authorized shares from 35,000,000 shares to 80,000,000 shares.

FOR	AGAINST	ABSTAIN
☐	☐	☐

B.	AUTHORIZED SIGNATURES — SIGN HERE — THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

Date (mm/dd/yyyy)